Exhibit 10.4

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into on this 31st day of January, 2011 effective as of December 2, 2010 by and between Insmed Incorporated, a Virginia corporation (the "Company"), and Dr. Renu Gupta (hereinafter, the "Executive").  This Agreement shall supersede and replace, in their entirety, any and all other agreements, whether oral or written, including, but not limited to the Amended and Restated Employment Agreement entered into as of September 24, 2007 by and between Transave, Inc., a Delaware corporation (“Transave”) and the Executive and the Benefits Waiver Agreement entered into as of February 5, 2010 by and between Transave and the Executive (both collectively referred to as the “Other Agreements”), each entered into prior to the date of execution herein.

W I T N E S S E T H:

WHEREAS, the Company entered into a series of merger transactions (the “Mergers”) whereby the Company acquired all of the issued and outstanding capital stock of Transave;

WHEREAS, immediately prior to the Mergers, the Executive was employed as the Executive Vice President of Development - Chief Medical Officer of Transave;

WHEREAS, the Board desires to employ the Executive as the Company’s Executive Vice President of Development - Chief Medical Officer on the terms and conditions set forth herein;

WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Executive's attention and dedication to the Company;

WHEREAS, the Executive is willing to make her services available to the Company and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1. Definitions.  When used in this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” means:

(i) all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans;

(iv) any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment;

(v) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with the terms thereof; and

(vi)           any accrued but unused vacation pay.

(b) “Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(c) “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(d) “Board” means the Board of Directors of the Company.

(e) “Bonus” means any bonus payable to the Executive pursuant to Section 4(b) hereof.

(f) “Bonus Period” means the each period for which a Bonus is payable.  Unless otherwise specified by the Board, the Bonus Period shall be the fiscal year of the Company.

(g) “Cause” means:

(i) a conviction of the Executive, or a plea of nolo contendere, to a felony involving moral turpitude; or

(ii) willful misconduct or gross negligence by the Executive resulting, in either case, in material economic harm to the Company of any of Related Entities; or

(iii) a willful failure by the Executive to carry out the reasonable and lawful directions of the Board and failure by the Executive to remedy the failure within thirty (30) days after receipt of written notice of same, by the Board; or

(iv) fraud, embezzlement, theft or dishonesty of a material nature by the Executive against the Company or any Related Entity, or a willful material violation by the Executive of a policy or procedure of the Company or any Related Entity, resulting, in any case, in material economic harm to the Company or any Related Entity; or

(v) a willful material breach by the Executive of this Agreement and failure by the Executive to remedy the material breach within thirty (30) days after receipt of written notice of same, by the Board.

(h) “Change in Control” means:

(i) The acquisition by any Person of Beneficial Ownership of at least forty percent (40%) of either (A) the value of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a "Controlling Interest"); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any person that as of the Commencement Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Commencement Date) individuals who constitute the Board on the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) of the Company or such Acquiring Corporation) beneficially owns, directly or indirectly, more than forty percent (40%) of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For the avoidance of doubt, any conversion of shares of the Company’s Series B Conditional Convertible Preferred Stock (the “Series B Preferred Stock”) into shares of Common Stock in accordance with the terms of the Series B Preferred Stock shall not constitute a Change in Control.

(i) “Change in Control Severance Amount” shall mean, in the event of termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason within one (1) year after the date of a Change in Control of the Company, an amount equal to one (1) times the sum of (A) the Executive’s annual Base Salary as in effect immediately prior to the Termination Date and (B) the Executive’s Target Bonus for the Bonus Period in which termination occurs.

(j) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Commencement Date” means December 2, 2010.

(m) “Common Stock” means the common stock of the Company, par value $.01 per share.

(n) “Competitive Activity” means an activity focusing on inhalation therapies for lung diseases and/or disorders in material competition with the Company in any of the States within the United States, or countries within the world, in which the Company or any of its Related Entities conducts business with respect to a business in which the Company or any of its Related Entities  engaged while the Executive was employed by the Company or any of its Related Entities.

(o) “Confidential Information” means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of her employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business. Confidential Information includes, but is not limited to, inventions, ideas, designs, computer programs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, price lists, customer lists and contractual obligations and terms thereof, data, documentation and other information, in whatever form disclosed, relating to the Company or any Related Entity, including, but not limited to, financial statements, financial projections, business plans, listings and contractual obligations and terms thereof, components of intellectual property, unique designs, methods of manufacturing or other technology of the Company or any Related Entity.

(p) “Disability” means the Executive’s inability, or failure, to perform the essential functions of her position, with or without reasonable accommodation, for any period of six months or more in any 12 month period, by reason of any medically determinable physical or mental impairment.

(q) “Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(r) “Equity Plan” means the Company’s Amended and Restated 2000 Stock Inventive Plan, as amended from time to time, and any successor plan thereto.

(s) “Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties are incurred by the Executive with respect to any such excise tax.

(t) “Expiration Date” means the date on which the Term of Employment, including any renewals thereof under Section 3(b), shall expire.

(u) “Good Reason” means the occurrence of any of the following: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or Executive instead of reporting directly to the Board; (iv) the Company’s or Related Entity’s requiring the Executive to be based at any office or location outside of fifty miles from the location of employment or service as of the effective date of this Agreement, except for travel reasonably required in the performance of the Executive’s responsibilities; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.  For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within six (6) months following the initial existence of one of the conditions specified in clauses (i) through (v) above, the Executive provides the Company with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(v) “Group” shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934.

(w) “Initial Term” means December 2, 2010 to December 1, 2012.

(x) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.

(y) “RSUs” shall have the meaning set forth in Section 5(e) hereof.

(z) “Related Entity” means any subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company  or a subsidiary holds a  substantial ownership interest, directly or indirectly.

(aa) “Restricted Period” shall be the Term of Employment and the one (1) year period immediately following termination of the Term of Employment.

(bb) “Severance Amount” shall mean, in the event of termination of the Executive’s employment by the Company Without Cause or by the Executive with Good Reason prior to the date of a Change in Control or following the one (1) year period after the date of a Change in Control, an amount equal to one hundred percent (100%) of the sum of (A) the Executive’s annual Base Salary as in effect immediately prior to the Termination Date and (B) the Executive’s Target Bonus for the Bonus Period in which termination occurs.

(cc) “Severance Term” means, in the event of termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason, the twelve (12) month period following the date on which the Term of Employment ends.

(dd) “Stock Option” means a right granted to the Executive under Section 5(d) hereof to purchase Common Stock under the Equity Plan.

(ee) “Target Bonus” means the target annual incentive award opportunity for the applicable Bonus Period.

(ff) “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(gg) “Termination Date” means the date on which the Term of Employment ends.

(hh) “Termination Year Bonus” means Bonus payable under Section 4(b)(ii) hereof for the Bonus Period in which the Executive’s employment with the Company terminates for any reason.

2. Employment.

(a) Employment and Term.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b) Duties of Executive.  During the Term of Employment, the Executive shall be employed and serve as the Executive Vice President of Development and Chief Medical Officer of the Company, and shall have such duties typically associated with such title, including, without limitation supervising operations and management of the Company and its Related Entities. The Executive shall faithfully and diligently perform all services as may be assigned to her by the Board, and shall exercise such power and authority as may from time to time be delegated to her by the Board.  The Executive shall devote her full business time, attention and efforts to the performance of her duties under this Agreement, render such services to the best of her ability, and use her reasonable best efforts to promote the interests of the Company.  The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of her duties for the Company, or (iii) interferes with the exercise of her judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (w) serve on up to two (2) outside corporate or scientific advisory boards with prior notice to the Company, (x) serve on civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not constitute a Competitive Activity or significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3. Term.

(a) Initial Term.  The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on December 1, 2012, unless sooner terminated in accordance with Section 6 hereof.

(b) Renewal Terms.  At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least One Hundred Twenty (120) days prior to the Expiration Date of its or her election not to renew the Term of  Employment.

4. Compensation.

(a) Base Salary.  The Executive shall receive a Base Salary at the annual rate of Four Hundred Thousand Dollars ($400,000) during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes.  The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time, but may not be decreased from the then current Base Salary.

(b) Bonuses.

(i)           During the Term of Employment, the Executive shall participate in the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board in its sole discretion.  During the Term of Employment, the Executive shall have a target bonus opportunity under such plan or program equal to forty percent (40%) of her current Base Salary (the “Target Bonus”), based on satisfaction of performance criteria to be established by the Compensation Committee of the Board within the first three (3) months of each fiscal year that begins during the Term of Employment.  Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards.

(ii)           For the Bonus Period in which the Executive’s employment with the Company terminates for any reason, other than by the Company for Cause under Section 6(b) hereof or by the Executive without Good Reason the Company shall pay the Executive the “Pro Rata Bonus” defined as a pro rata portion (based upon the period ending on the Termination Date) of the Target Bonus for the Bonus Period in which the Termination Date occurs; provided, however, that (A) the Bonus Period shall be deemed to end on the last day of the fiscal quarter of the Company in which the Executive’s employment so terminates, and (B) the business criteria used to determine the bonus for this short Bonus Period shall be annualized and shall be determined based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Compensation Committee of the Board.

(iii)           On the effective date of this Agreement, the Executive shall receive a retention bonus (the “Retention Bonus”) equal to One Hundred Thousand Dollars ($100,000), payable in a lump sum cash payment, less applicable withholding and employment taxes.  Notwithstanding the foregoing, in the event that the Term of Employment is terminated either by the Company for Cause or by the Executive without Good Reason prior to the two (2) year anniversary of the effective date of this Agreement, the Executive shall be required to repay to the Company the Retention Bonus within ten (10) days of the date on which the Term of Employment is terminated.

(iv)           The Executive shall receive such additional bonuses, if any, as the Board may in its sole and absolute discretion determine.

5. Expense Reimbursement and Other Benefits.

(a) Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company.  The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b) Compensation/Benefit Programs.  During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

(c) Working Facilities.  During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to her position and adequate for the performance of her duties hereunder.

(d) Stock Options; Equity Awards. As soon as practicable after the Commencement Date, the Company shall grant to the Executive options to purchase up to 248,000 shares of the Company’s Common Stock, at an exercise price per share equal to the fair market value as of the date of grant, subject to the terms and conditions set forth in the Stock Option Agreement attached as Exhibit B hereto (the “Stock Option Agreement”) and made a part hereof, and the provisions of the Equity Plan.  During the Term of Employment, the Executive shall be eligible to be granted additional Equity Awards under (and therefore subject to all terms and conditions of) the Equity Plan or such other plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto.  The number and type of additional Equity Awards, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board,  in its discretion and pursuant to the Equity Plan or the plan or arrangement pursuant to which they are granted.

(e) Restricted Stock Units.  As soon as practicable after the Commencement Date, the Executive shall be granted 558,000 restricted stock units (the “RSUs”) where each RSU notionally represents one share of Common Stock, subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached as Exhibit C hereto (the “Restricted Stock Unit Agreement”) and made a part hereof, and the provisions of the Equity Plan.

(f) Other Benefits

.  The Executive shall be entitled to four (4) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder.  Up to two (2) weeks of unused vacation time may be carried forward into any succeeding calendar year; provided, however, in no event shall the amount of vacation time available to the Executive under this Agreement, inclusive of any carryover time, exceed six (6) weeks in the aggregate.  The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

6. Termination.

(a) General.  The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its Related Entities.

(b) Termination By Company for Cause.  The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause.  In no event shall a termination of the Executive’s employment for Cause occur unless the Company gives written notice to the Executive in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time.  Cause shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which the Executive (and the Executive’s counsel) shall be invited upon proper notice.  For purposes of this Section 6(b), any good faith determination by the Board of Cause shall be binding and conclusive on all interested parties.  In the event that the Term of Employment is terminated by the Company for Cause, Executive shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended.

(c) Disability.  The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability.  In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to (i) the Accrued Obligations, (ii) the Pro-Rata Bonus, (iii) all Equity Awards that vested prior to the Termination Date, and (iv) any insurance benefits to which she is entitled as a result of her Disability.

(d) Death.  In the event that the Term of Employment is terminated due to the Executive’s death, the Executive or her estate shall be entitled to (i) the Accrued Obligations, (ii) the Pro-Rata Bonus, (iii) all Equity Awards that vested prior to the Termination Date, and (iv) any insurance benefits to which she is entitled as a result of her death.

(e) Termination Without Cause.  The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive not less than thirty (30) days prior to the effective date of such termination.  In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) prior to the date of a Change in Control or following the one (1) year period after the date of a Change in Control, the Executive shall be entitled to the following:

(i) The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii) The Termination Year Bonus, payable within 2 1/2 months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) The Severance Amount, payable in installments consistent with the Company’s normal payroll schedule for the Severance Term;

(iv) Provided that the Executive timely elects continued coverage under COBRA health and dental coverage for the Executive and her covered dependents may be continued during the Severance Term, in accordance with the terms of the applicable Company plans as in effect from time to time.  The Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company; provided that such reimbursements shall not continue beyond the earlier of: (A) the eighteenth (18th) month anniversary of the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; and

(v) Vesting, immediately prior to such termination, in any Equity Awards that have not previously vested and were granted to the Executive at least one (1) year prior to the Termination Date.

(f) Termination by Executive for Good Reason.  The Executive may terminate the Term of Employment for Good Reason upon written notice to the Company if all of the requirements for a Good Reason set forth in Section 1(v) hereof have been met, and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.

(g) Termination by Executive Without Good Reason.  The Executive may terminate her employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations payable as and when those amounts would have been payable had the Term of Employment not ended.  In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h) Expiration of the Term; Non-Renewal of Term by the Company without Cause.  Except as set forth herein, in the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to only the Accrued Obligations.  Notwithstanding the foregoing, if the Term of Employment hereunder terminates because the Company decides not to extend the Term of Employment (in accordance with Section 3(b) hereof) without Cause, the Company shall pay the Executive:

(i) The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii) An amount equal to the difference between (x) the Severance Amount and (y) the sum of the Base Salary and the Pro-Rata Bonus payable to the Executive with respect to the one hundred and twenty (120) days period prior to the expiration of the Term of Employment, payable in installments consistent with the Company’s normal payroll schedule for the eight (8) month period following the date on which the Term of Employment ends;

(iii) Provided that the Executive timely elects continued coverage under COBRA, health and dental coverage for the Executive and her covered dependents may be continued during the eight (8) month period following the date on which the Term of Employment ends, in accordance with the terms of the applicable Company plans as in effect from time to time.  The Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company; provided that such reimbursements shall not continue beyond the earlier of: (A) the expiration of the eight (8) month period following the date on which the Term of Employment ends, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; and

(iv) Vesting, immediately prior to such termination, in any Equity Awards that have not previously vested and were granted to the Executive at least one (1) year prior to the Termination Date.

(i) Change in Control of the Company.  If the Executive’s employment is terminated by the Company (or any entity to which the obligations and benefits under this Agreement have been assigned, pursuant to Section 10) without Cause or by the Executive for Good Reason during the one (1) year period immediately following the Change in Control, then in lieu of any amounts otherwise payable under Section 6 hereof, the Executive shall be entitled to the following:

(i) The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii) The Termination Year Bonus, payable within 2 1/2 months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) A lump-sum payment equal to the Change in Control Severance Amount, payable on the sixty-first (61st) day immediately following the Termination Date;

(iv) Provided that the Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), health and dental coverage for the Executive and her covered dependents may be continued during the Severance Term, in accordance with the terms of the applicable Company plans as in effect from time to time.  The Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company; provided that such reimbursements shall not continue beyond the earlier of: (A) the expiration of the two year period following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; and

(v) Vesting, immediately prior to such termination, in any Equity Awards that have not previously vested.

Notwithstanding the foregoing, in this Section 6(i), if a Change in Control does not meet the requirements of a “change in control event” under Section 409A of the Code, then the amounts to be paid under this Section 6(i) will be paid in the forms set forth in Section 6(e).

(j) Release.  Any payments due to Executive under this Article 6 (other than the Accrued Obligations on any payments due on account of the Executive’s death) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as may be necessary under applicable law to affect a general release) that becomes irrevocable within sixty (60) days following the Termination Date (the “Release”).  If the Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)           To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Section 409A of the Code, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s Date.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii)           To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Section 409A of the Code, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following the  Termination Date.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the  Termination Date.

(k) Section 280G Certain Reductions of Payments by the Company.

(i)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the  benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or  distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  If a reduction of any Payment is required pursuant to this Section 6(k), such reduction shall occur to the amounts in the order that results in the greatest economic present value of all payments and benefits actually made or provided to the Executive.  For purposes of this Section 6(k), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(ii)           All determinations required to be made under this Section 6(k) shall be made by Ernst & Young LLP (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Executive that she has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.  All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 6(k) shall be borne by the Company.

(iii)           As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Payments which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be promptly repaid to the Company by the Executive.  In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(l) Cooperation

.  Following the Term of Employment, the Executive shall give her assistance and cooperation willingly, upon reasonable advance notice with due consideration for her other business or personal commitments, in any matter relating to her position with the Company, or her expertise or experience as the Company may reasonably request, including her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which she was involved or potentially had knowledge by virtue of her employment with the Company.  In no event shall her cooperation materially interfere with her services for a subsequent employer or other similar service recipient.  To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for her reasonable and documented expenses in connection with her rendering assistance and/or cooperation under this Section 6(l) upon her presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(l).

(m) Return of Company Property.  Following the Termination Date, the Executive or her personal representative shall return all Company property in her possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy the addresses contained in her rolodex, palm pilot, PDA or similar device).

(n) Compliance with Section 409A.

(i) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).  In no event shall the Executive designate the calendar year of payment.

(ii) Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii) Six Month Delay for Specified Employees.

(A) If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B) For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv) No Acceleration of Payments.  Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi) Taxable Reimbursements and In-Kind Benefits.

(A) Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vii) No Guaranty of 409A Compliance.  Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

7. Restrictive Covenants.

(a) Non-competition.  At all times during the Restricted Period, the Executive shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation.

(b) Nonsolicitation of Employees and Certain Other Third Parties.  At all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or individual contractor performing services for the Company, or any Related Entity, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company for a period in excess of six (6) months, and/or (ii) call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Company or any Related Entity on behalf of any person or entity in connection with any Competitive Activity, nor shall the Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company or any Related Entities with such customers or clients, other than in connection with the performance of the Executive’s duties under this Agreement, and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any Related Entity does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or any Related Entity or to engage in any Competitive Activity on its own or with any competitor of the Company or any Related Entity.

(c) Confidential Information.  The Executive shall not at any time divulge, communicate, use to the detriment of the Company or any Related Entity or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company or any Related Entity (which shall include, but not be limited to, information concerning the Company's or any Related Entity’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company and its Related Entities that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company and its Related Entities with respect to all of such information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform her duties under this Agreement or to the extent required by law.  If any person or authority makes a demand on the Executive purporting to legally compel her to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information.  The Executive shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any.  Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of her services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.

(d) Ownership of Developments.  All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term of Employment either during the course of performing work for the Company or its Related Entities, or their clients, or which are related in any manner to the business (commercial or experimental) of the Company or its Related Entities or their clients (collectively, the “Work Product”) shall belong exclusively to the Company and its Related Entities and shall, to the extent possible, be considered a work made by the Executive for hire for the Company and its Related Entities within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Executive for hire for the Company and its Related Entities, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product.  Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of her inventions, all at the sole cost and expense of the Company.

(e) Books and Records.  All books, records, and accounts relating in any manner to the customers or clients of the Company or its Related Entities, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and its Related Entities and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

(f) Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of the Company and its Related Entities, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable.  The Executive further acknowledges and confirms that her full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause her any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair her ability to obtain employment commensurate with her abilities and on terms fully acceptable to her or otherwise to obtain income required for the comfortable support of her and her family and the satisfaction of the needs of her creditors.  The Executive acknowledges and confirms that her special knowledge of the business of the Company and its Related Entities is such as would cause the Company and its Related Entities serious injury or loss if she were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company or its Related Entities in violation of the terms of this Section 7.  The Executive further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.  The Executive expressly agrees that upon any breach or violation of the provisions of this Section 7, the Company shall be entitled to seek in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 7(i) hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its  Related Entities, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 7.

(g) Reformation by Court.  In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(h) Extension of Time.  If the Executive shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company or any its Related Entity seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

(i) Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7 of this Agreement may cause irreparable harm and damage to the Company, and its Related Entities, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company and its Related Entities shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive or any of her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8. Representations and Warranties of Executive.  The Executive represents and warrants to the Company that:

(a) The Executive’s employment will not conflict with or result in her breach of any agreement to which she is a party or otherwise may be bound;

(b) The Executive has not violated, and in connection with her employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which she is or may be bound; and

(c) In connection with Executive’s employment with the Company, she will not use any confidential or proprietary information that she may have obtained in connection with employment with any prior employer; and

(d) The Executive has not (i) been convicted of any felony; or (ii) committed any criminal act with respect to Executive’s current or any prior employment; and

(e) The Executive is not dependent on alcohol or the illegal use of drugs.  The Executive recognizes that Company shall have the right to conduct random drug testing of its employees and that Executive may be called upon in such a manner.

9. Taxes.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or her estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10. Assignment.  The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to principles of conflict of laws.

12. Jurisdiction and Venue.  The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Monmouth, New Jersey, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, may be brought in the courts of record of the State of New Jersey in Monmouth County or the court of the United States, District of New Jersey; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or she may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

13. Entire Agreement.  This Agreement, along with the Stock Option Agreement and the Restricted Stock Unit Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Related Entities) with respect to such subject matter, including without limitation the Other Agreements.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14. Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6 and the Executive’s obligations under Section 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15. Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail.  Notice shall be sent (i) if to the Company, addressed to 8720 Stony Point Parkway, Suite 200, Richmond, VA 23235, Attention: General Counsel, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16. Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. Right to Consult with Counsel; No Drafting Party.  The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of her own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable.  The Executive acknowledges that she has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18. Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions,  section or sections or article or articles had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19. Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20. Damages; Attorneys Fees.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or her breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys' fees of the other.

21. Waiver of Jury Trial.  The Executive hereby knowingly, voluntarily and intentionally waives any right that the Executive may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

22. No Set-off.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

23. Section Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24. No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

25. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

26. Indemnification.

(a) Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by her in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful.  The Company also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

(b) The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 26 in advance of the final disposition of such action, suit or proceeding.  The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than ten (10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 26, together with a reasonable accounting of such expenses.

(c) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 26 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

(d) The Company shall make the advances contemplated by this Section 29 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the Executive by the Company will ultimately be required.  Any advances and undertakings to repay pursuant to this Section 26 shall be unsecured and interest-free.

(e) The provisions of this Section 26 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

Insmed Incorporated, a Virginia corporation

By: /s/ Timothy Whitten
Name:  Timothy Whitten
Title:  CEO

EXECUTIVE:

/s/ Renu Gupta

Dr. Renu Gupta

EXHIBIT A
FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1. _______________ (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Sections 6(e) or 6(f) (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge _____________________ (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Executive acknowledges that the Company encouraged her to consult with an attorney of his choosing, and through this General Release of Claims encourages her to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that she understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that she may have as of the date hereof.  Executive further understands that by signing this General Release of Claims she is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which the Executive is entitled under COBRA, the Employment Agreement or any other compensation or employee benefit plans in which the Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2. Executive represents that she has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that she will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA; or (ii) file a charge with an administrative agency or take part in any agency investigation.  The Executive does agree, however, that she is waiving his right to recover any money in connection with such an investigation or charge filed by her or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

3. Executive hereby acknowledges that the Company has informed her that she has up to twenty-one (21) days to sign this General Release of Claims and she may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Executive also understands that she shall have seven (7) days following the date on which she signs this General Release of Claims within which to revoke it by providing a written notice of her revocation to the Company.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey applicable to contracts made and to be performed entirely within such State.

5. Executive acknowledges that she has read this General Release of Claims, that she has been advised that she should consult with an attorney before she executes this general release of claims, and that she understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

_______________, 20__

EXHIBIT B
STOCK OPTION AGREEMENT

EXECUTION VERSION

INSMED INCORPORATED

NONQUALIFIED STOCK OPTION AGREEMENT

No. of shares subject to Option:  248,000

THIS AGREEMENT dated this January 31, 2011, between INSMED INCORPORATED, a Virginia corporation (the "Company"), and DR. RENU GUPTA ("Participant"), is made pursuant and subject to the provisions of the Insmed Incorporated 2000 Stock Incentive Plan, as Amended (the "Plan"), a copy of which has been made available to the Participant.  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.           Grant of Option.  Pursuant to the Plan, the Company, on January 31, 2011 (the "Date of Grant"), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and Option to purchase from the Company all or any part of an aggregate of 248,000 shares of Common Stock at the Option price of $0.59 per share, being not less than the Fair Market Value of such shares on the Date of Grant.  This Option is intended to be a nonqualified stock option and not an "incentive stock option" within the meaning of Section 422 of the Code.  This Option is exercisable as hereinafter provided.

2.           Terms and Conditions.  This Option is subject to the following terms and conditions:

(a)  Expiration Date.  This Option shall expire ten years from the Date of Grant (the "Expiration Date").

(b)  Exercise of Option.  Except as provided in paragraphs 3, 4 and 5, this Option shall be exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to this Option on the first anniversary of the Date of Grant (the “First Anniversary Date”) and with respect to an additional twelve and a half percent (12.5%) of the shares of Common Stock subject to this Option on the sixth month anniversary of the First Anniversary Date and each sixth month anniversary date thereafter through the fourth anniversary of the Date of Grant. If the foregoing schedule would produce fractional shares, the number of shares for which the Option becomes exercisable shall be rounded down to the nearest whole share. Once this Option has become exercisable in accordance with the preceding sentence it shall continue to be exercisable until the termination of Participant's rights hereunder pursuant to paragraph 3, 4 or 5 or until the Option has expired pursuant to subparagraph 2(a).  A partial exercise of this Option shall not affect Participant's right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

(c)  Method of Exercising Option and Payment for Shares.  This Option shall be exercised by written notice delivered to the attention of the Company's Principal Financial Officer at the Company's principal office in New Jersey (see attachment A – “Notice of Option Exercise”).  The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery.  Such notice shall be accompanied by payment of the Option price in full, in cash or cash equivalent acceptable to the Committee, or by the surrender of shares of Common Stock with an aggregate Fair Market Value (determined as of the day preceding the exercise date) which, together with any cash or cash equivalent paid, is not less than the Option price for the number of shares for which this Option is being exercised.

(d)  Nontransferability.  This Option may not be transferred except by will or by the laws of descent and distribution.  During Participant's lifetime, this Option may be exercised only by Participant.

3.           Exercise in the Event of Death.  In the event Participant dies before the expiration of this Option pursuant to subparagraph 2(a), this Option shall be exercisable with respect to all or part of the shares of Common Stock that Participant was entitled to purchase under subparagraph 2(b) on the date of Participant’s death.  In that event, this Option may be exercised, to the extent exercisable under subparagraph 2(b), by Participant's estate or by the person or persons to whom his rights under this Option shall pass by will or the laws of descent and distribution.  Participant's estate or such persons may exercise this Option within one (1) year of Participant's death or during the remainder of the period preceding the Expiration Date, whichever is shorter.

4.           Exercise in the Event of Permanent and Total Disability.  In the event Participant becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code ("Permanently and Totally Disabled") before the expiration of this Option pursuant to subparagraph 2(a), this Option shall be exercisable with respect to all or part of the shares of Common Stock that Participant was entitled to purchase under subparagraph 2(b) on the date she ceases to be employed by the Company and its Affiliates as a result of her becoming Permanently and Totally Disabled.  In that event, Participant may exercise this Option, to the extent exercisable under subparagraph 2(b), within one (1) year of the date she ceases to be employed by the Company and its Affiliates as a result of her becoming Permanently and Totally Disabled or during the period preceding the Expiration Date, whichever is shorter.

5.           Exercise After Termination of Employment.  Except as provided in paragraphs 3 and 4 hereof, if the Participant ceases to be employed by the Company and its Affiliates prior to the Expiration Date, this Option shall be exercisable for all or part of the number of shares that the Participant was entitled to purchase under subparagraph 2(b), as well as set forth under any employment or similar agreement between the Company and the Participant, on the date of Participant’s termination of employment. In that event, Participant may exercise this Option, to the extent exercisable under subparagraph 2(b) and/or under any employment or similar agreement between the Company and the Participant, during the remainder of the period preceding the Expiration Date or until the date that is three (3) months after the date she ceases to be employed by the Company and its Affiliates, whichever is shorter.

6.           Notice.  Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the Company at its principal place of business or to the Participant at the address on the payroll records of the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.  Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person.

7.           Fractional Shares.  Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

8.           No Right to Continued Employment.  This Option does not confer upon Participant any right to continue in the employ of the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate such employment at any time.

9.           Change in Capital Structure.  The terms of this Option shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

10.           Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Virginia.

11.           Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

12.           Participant Bound by Plan.  Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

13.           Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

INSMED INCORPORATED

By: _/s/ Timothy Whitten____________
Name:_Timothy Whitten_____________
Title:__CEO_______________________

_/s/ Renu Gupta______________________
DR. RENU GUPTA

Attachment A

Kevin P. Tully
Insmed Incorporated
11 Deer Park Drive, Suite 117
Monmouth, NJ 08852

Notice Of Option Exercise

Dear Mr. Tully:

This letter is notice of my decision to exercise the option that was granted to me on __________________.   The exercise will be effective on _________________ .   I am exercising the option for ________________ shares of Common Stock.  Enclosed is my check for $ __________, which is the aggregate option price for the number of shares for which I am exercising the option.

Please issue the certificate according to the following instructions:

Name/entity stock certificate issued to:
(If entity is a trust, please include date trust was established)

Address to send stock certificate:

Sincerely,

____________________

Accepted by:

Date:

Note:  The date of exercise cannot be earlier than the date of delivery of this notice or the postmark, if the notice is mailed.

EXHIBIT C
RESTRICTED STOCK UNIT AGREEMENT

EXECUTION VERSION

INSMED INCORPORATED

RESTRICTED UNIT AWARD AGREEMENT

UNDER THE AMENDED AND RESTATED

2000 STOCK INCENTIVE PLAN

Name of Grantee: DR. RENU GUPTA

Number of Restricted Stock Units: 558,000

Grant Date: JANUARY 31, 2011

Pursuant to the Insmed Incorporated Amended and Restated 2000 Stock Incentive Plan (the “Plan”) as amended through the date hereof, Insmed Incorporated (the “Company”) hereby grants an award of 558,000 restricted stock units (the “Restricted Stock Units” or the “RSU Award”) to the Grantee named above.  The RSU Award shall be referred to herein as the “Award.”  Upon acceptance of this Award, the Grantee shall receive the number of Restricted Stock Units specified above, subject to the restrictions and conditions set forth herein and in the Plan.

The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator.

1. Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award by (i) signing and delivering to the Company a copy of this Award Agreement, and (ii) delivering to the Company a stock power endorsed in blank.

2.  Restrictions and Conditions on Award.  Restricted Stock Units granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting, and shall be subject to all the terms, conditions and restrictions set forth herein and in the Plan.

3. Timing and Form of Payout of Restricted Stock Units.  As soon as practicable (but in no event later than 30 days) following the applicable Vesting Date, the vested Restricted Stock Units will be paid to the Grantee in a lump sum cash payment equal to the Fair Market Value of the shares of Stock underlying the Restricted Stock Units as of the applicable Vesting Date.  Notwithstanding the foregoing, if, following the Grant Date, the shareholders of the Company approve an amendment to the Plan increasing the maximum aggregate number of shares of Stock that may be issued under the Plan to a number of shares of Stock sufficient to allow for the payment in full of the vested Restricted Stock Units in shares of Stock hereunder as well as under all other awards containing substantially similar terms and conditions as those set forth herein, then, at the Administrator’s discretion, the vested Restricted Stock Units may be paid out in either (a) shares of Stock or (b) a cash payment equal to the Fair Market Value of the shares of Stock underlying the Restricted Stock Units as of the applicable Vesting Date, as soon as practicable (but in no event later than 30 days) following the applicable Vesting Date.

4. Vesting of Award.  The restrictions and conditions in Section 2 of this Agreement shall lapse on the date or dates specified in this Section 4, so long as the Grantee remains an employee of the Company or its Affiliates on such Vesting Dates (defined below), subject to Section 6 below.  Except as set forth in Section 5 below, the Award shall vest with respect to 50% of the RSUs based on the Grantee’s continued employment on the applicable vesting date (the “Time-Based Award”) and with respect to 50% of the RSUs based on the performance of the Company (the “Performance-Based Award”).

(a) Time-Based Award.  The Time-Based Award shall vest in accordance with the schedule set forth below (each such date, a “Time-Based Award Vesting Date”).

Percentage of Award Vested	Vesting Date
100%	Third Anniversary of the Grant Date

(b) Performance-Based Award.  The Performance-Based Award shall vest (if at all) on the date on which the Board determines that Arikace has achieved its primary endpoint in a Phase III trial (the “Performance-Based Award Vesting Date”) provided that the Grantee continues to be employed with the Company on such date.  Notwithstanding the foregoing, if the Performance-Based Award Vesting Date occurs on or before October 31, 2012, then the Grantee shall be entitled to receive an additional amount RSUs equal to fifty percent (50%) of the Performance-Based Award, which shall also vest on the Performance-Based Award Vesting Date and shall be payable at the time and in the manner as set forth in Section 3 hereof (the “Additional Performance-Based Award”).

Except as otherwise provided in Sections 5 and 6 of this Agreement, the Grantee shall forfeit any unvested portion of the Time-Based Award and Performance-Based Award in the event the Grantee’s employment is terminated prior to the Time-Based Award Vesting Date and/or the Performance-Based Award Vesting Date, whichever applicable.

Notwithstanding anything to the contrary herein or in the Plan, the Administrator may at any time accelerate the vesting schedule specified in this Section 4.

5. Change in Control.  In the event of a Change in Control of the Company, the unvested portion of both the Time-Based Award and the Performance-Based Award (but not the Additional Performance-Based Award), to the extent not previously forfeited or cancelled, shall immediately vest as of the date of such Change in Control.

6. Termination of Employment.  Except as otherwise provided herein, any unvested portion of both the Time-Based Award and the Performance-Based Award shall be forfeited without payment of consideration upon the termination of the Grantee’s employment with the Company or its Affiliates for any reason, except as otherwise provided in this Section 6.  Notwithstanding the foregoing, upon the Grantee’s death (while an active employee of the Company or its Affiliates) or upon the termination of the Grantee’s employment due to Disability (as defined below), both the Time-Based Award and the Performance-Based Award, to extent not previously forfeited or cancelled, shall immediately vest as of the date of the Grantee’s death or Disability.

For purposes of this Agreement, “Disability” shall have the same meaning as set forth in any employment agreement, consulting agreement or similar agreement between the Company and the Grantee, and if no such agreement exists, then the Grantee will be considered “disabled” if, as a result of the Grantee’s incapacity due to physical or mental illness, the Grantee shall have been absent from his duties to the Company or its Affiliates on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

7. Voting Rights and Dividends.  If and until such time as Restricted Stock Units are paid out in shares of Stock (if at all), the Grantee shall not have voting rights.  However, all dividends and other distributions paid with respect to the Restricted Stock Units shall accrue and shall be converted to additional Restricted Stock Units based on the closing price of the Stock on the dividend distribution date.  Such additional Restricted Stock Units shall be subject to the same restrictions on transferability as are the Restricted Stock Units with respect to which they were paid.

8. Change in Capital Structure.  The terms of these Restricted Stock Units shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

9. Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section III of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein, provided that, as used herein, the term Administrator shall mean the Committee.

10. Transferability.  This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

11. Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.

12. No Obligation to Continue Employment.  Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the employment of the Grantee at any time.

13. Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

INSMED INCORPORATED

By:  /s/ Timothy Whitten
Name:  Timothy Whitten
Title:  CEO

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: January 31, 20111                           /s/ Renu Gupta
Grantee’s Signature